Exhibit 99.1

SurModics Reports Fourth Quarter and Full Year 2013 Results

●	Continuing Operations GAAP EPS Increases 53% to $0.26 on Revenue of $14.3 million in Q4; EPS Increases 71% for the Fiscal Year

●	Strong Cash Generation in Q4 and Full Year

●	$20 Million Line of Credit Signed

●	Fiscal 2014 Revenue, EPS and Cash Flow Guidance Outlined

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--November 5, 2013--SurModics, Inc. (Nasdaq:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced results for its fiscal 2013 fourth quarter and full year 2013.

Revenue and Earnings Summary

Revenue for the fiscal 2013 fourth quarter totaled $14.3 million, a 3% increase from $13.8 million reported in the fiscal 2012 fourth quarter. Diluted earnings per share from continuing operations totaled $0.26 compared with $0.17 in the prior-year period. The current year quarter benefited from a $1.0 million, or $0.04 per diluted share, recovery of legal fees associated with the SRI litigation, partially offset by a $0.5 million, or $.02 per diluted share, restructuring charge. Commenting on the results, SurModics’ President and Chief Executive Officer Gary Maharaj said, “The fourth quarter was marked by continued strong earnings as our team executed well in all aspects of our business. We achieved strong earnings growth despite our second consecutive quarter of coronary market headwinds.”

For the year ended September 30, 2013, revenue totaled $56.1 million, an increase of 8% from $51.9 million in the previous year. Diluted earnings per share from continuing operations were $0.99 increasing from $0.58 for fiscal 2012.

Medical Device Summary

Revenue for the 2013 fourth quarter in the Medical Device business unit, which includes hydrophilic coatings and device drug delivery technologies, was $10.3 million, a 3% increase from $10.0 million in the fiscal fourth quarter of last year. Fourth quarter hydrophilic coating royalty revenue rose 1% to $7.4 million compared with the year-ago period. Medical Device generated $5.3 million of operating income during the quarter, a 2% increase from the same quarter in fiscal 2012. Said Maharaj, “As noted above, the coronary market has been challenging in the last half of fiscal 2013. While we cannot control industry dynamics, we are continuing our efforts to broaden the application of our technologies on customer products in higher growth market segments. I’m pleased with our efforts in this regard as we realized in fiscal 2013 a favorable 150 basis point mix change to non-coronary hydrophilic coating royalty revenue.”

For the fiscal year, revenue in the Medical Device business unit was $41.2 million in 2013 compared to $37.9 million in the prior year. Hydrophilic coating royalty revenue increased 9% to $28.8 million from the prior-year period. Excluding a one-time catch up payment received in fiscal 2013, hydrophilic coating royalty revenue increased 7% from fiscal 2012. Medical Device generated $21.2 million of operating income during the year, a 15% increase from fiscal 2012. Operating income was impacted by higher planned research and development expenditures to support SurModics’ R&D drug coated balloon program.

Additional highlights include:

●	For the quarter, three medical device customers launched new products utilizing SurModics hydrophilic coatings;

●	Coronary sector revenue declined 1%, reflecting continued sluggishness faced by the Company’s customer base; and
●	SurModics completed its internal pre-clinical evaluation on development of a drug coated balloon device technology platform.

In Vitro Diagnostics Summary

For the fourth quarter of 2013, revenue for the In Vitro Diagnostics (IVD) business unit totaled $4.0 million, increasing 4% compared with the fourth quarter of fiscal 2012. The IVD business unit generated $1.3 million of operating income in the fourth quarter of 2013, consistent with the prior year quarter.

For the fiscal year 2013, revenue for the IVD business unit totaled $15.0 million, an increase of 7% compared with fiscal 2012. The IVD business unit generated $4.2 million of operating income compared with $4.5 million in the prior year as a result of higher operating expenses from increased allocation of corporate expenses, as well as additional investment in market research to support growth initiatives.

Additional highlights include:

●	12 consecutive quarters of year-over-year revenue growth; and
●	The addition of 27 new IVD test manufacturers for the quarter.

Corporate

As previously announced, in the fourth quarter of fiscal 2013 SurModics recorded a $1.0 million benefit from the reimbursement of legal fees associated with the SRI litigation (included in S,G&A) and a restructuring charge of $0.5 million.

Balance Sheet

As of September 30, 2013, the Company had $58.1 million of cash and investments. The Company had no outstanding debt as of September 30, 2013.

Cash Flow

SurModics generated cash from continuing operations of $5.9 million in the fourth quarter of 2013 compared with $5.6 million in the prior-year quarter. For the fiscal year 2013, the Company generated $17.8 million of cash from continuing operations compared with $17.6 million in fiscal 2012. SurModics repurchased 390,853 common shares for $8.5 million in the fourth quarter of fiscal 2013 under a previously announced share repurchase authorization. For fiscal year 2013, the Company repurchased a total of 795,643 common shares, for an aggregate of $18.8 million. As of September 30, 2013 SurModics had $11.5 million outstanding under the current authorization for future share repurchases. For the fiscal year the Company realized $2.3 million of cash from the sale of strategic investments and invested $1.9 million in property, plant and equipment.

Fiscal 2014 Revenue, Earnings and Cash Flow Outlook

The Company estimates GAAP revenue for fiscal 2014 to be in the range of $58.0 to $62.0 million, reflecting 3% to 10% year-over-year revenue growth. SurModics anticipates diluted GAAP earnings to be in the range of $0.80 to $0.92 per share. The fiscal 2014 earnings per share guidance includes an increase of approximately 20% in research and development investment over fiscal 2013 levels primarily related to drug coated balloon activities. The fiscal 2014 earnings per share outlook reflects 14.4 million diluted shares outstanding and a 31.0% to 33.0% income tax rate. The Company’s earnings per share and income tax rate guidance exclude the impact of any strategic investment gains and losses. GAAP cash flow from operating activities is expected to range between $17.6 and $18.6 million for fiscal 2014. Capital expenditures for fiscal 2014 are projected to range between $2.2 and $2.5 million. While dependent on market conditions and business development initiatives, the Company expects to continue to repurchase common shares under the $11.5 million remaining on the previously announced repurchase authorization.

Maharaj concluded, “Going forward, we continue to focus on building SurModics’ core business and expanding from that, including a stepped-up R&D initiative in fiscal 2014.”

Line of Credit

On November 4, 2013, SurModics entered into a $20.0 million line of credit agreement with Wells Fargo. This three-year arrangement takes advantage of current favorable lending conditions and provides capital and flexibility for general corporate purposes.

Correction of Carrying Value of Strategic Investment in Prior Period

As previously disclosed in the Company’s second quarter 2013 earnings release, the accompanying financial tables reflect a $1.2 million adjustment to increase the carrying value of strategic investments, recorded within other assets, and stockholders’ equity in the prior period balance sheet. This adjustment corrects and reduces an other than temporary impairment charge as of September 30, 2010, which was previously recorded during the fiscal fourth quarter ended September 30, 2010. The original other than temporary impairment charge did not sufficiently evaluate the impact of the proposed sale of a strategic investment subsidiary to an unrelated third party, in evaluating the value of the strategic investment. This transaction was consummated on February 1, 2011. The impact of this adjustment was not deemed to be material to the results of operations, total assets or stockholders’ equity for the previously reported periods. Further details of this adjustment will be included in SurModics’ Annual Report on Form 10-K for the period ended September 30, 2013.

Live Webcast

SurModics will host a webcast at 5 p.m. ET (4 p.m. CT) today to discuss fourth quarter results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com and click on the webcast icon. A replay of the fourth quarter conference call will be available by dialing 800-406-7325 and entering conference call ID passcode 4647280. The audio replay will be available beginning at 8 p.m. ET on Tuesday, November 5, 2013, until 8 p.m. ET on Tuesday, November 12, 2013.

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding our ability to broaden the application of our technologies into higher growth market segments, our expectations regarding the Company’s performance in the near- and long-term, including our revenue, earnings and cash flow expectations for fiscal 2014, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our corporate goals; (2) possible adverse market conditions and possible adverse impacts on our cash flows, and (3) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, SurModics is reporting non-GAAP financial results including non-GAAP income from continuing operations and non-GAAP diluted earnings per share from continuing operations. We believe that these non-GAAP measures provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$7,480	$7,448	$29,774	$27,445
Product sales	5,818	5,293	22,506	20,742
Research and development	999	1,102	3,852	3,741
Total revenue	14,297	13,843	56,132	51,928
Operating costs and expenses:
Product costs	2,004	1,962	7,898	7,418
Research and development	3,934	3,490	15,079	14,143
Selling, general and administrative	2,307	3,753	13,859	14,025
Restructuring charges	476	─	476	─
Total operating costs and expenses	8,721	9,205	37,312	35,586
Operating income from continuing operations	5,576	4,638	18,820	16,342
Other income (loss):
Investment income, net	81	122	268	540
Impairment loss on strategic investments	(29)	─	(158)	(804)
Other income, net	(30)	56	1,430	228
Other income (loss)	22	178	1,540	(36)
Income from continuing operations before income taxes	5,598	4,816	20,360	16,306
Income tax provision	(1,865)	(1,962)	(5,781)	(6,177)
Income from continuing operations	3,733	2,854	14,579	10,129
Discontinued operations:
(Loss) income from discontinued operations, net of taxes	(47)	(55)	588	1,176
Loss on sale of discontinued operations, net of taxes	─	(59)	─	(1,074)
(Loss) income from discontinued operations	(47)	(114)	588	102
Net income	$3,686	$2,740	$15,167	$10,231

Basic income (loss) per share:
Continuing operations	$0.26	$0.17	$1.01	$0.58
Discontinued operations	0.00	(0.01)	0.04	0.01
Net income	$0.26	$0.16	$1.05	$0.59

Diluted income (loss) per share:
Continuing operations	$0.26	$0.17	$0.99	$0.58
Discontinued operations	0.00	(0.01)	0.04	0.01
Net income	$0.26	$0.16	$1.03	$0.59

Weighted average number of shares outstanding:
Basic	14,169	16,756	14,464	17,318
Diluted	14,446	16,926	14,731	17,431

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	September 30,
	2013	2012
	(Unaudited)
Assets
Cash and short-term investments	$25,707	$29,657
Accounts receivable	5,332	5,069
Inventories	3,328	3,524
Other current assets	1,366	822
Current assets of discontinued operations	46	883
Total current assets	35,779	39,955

Property and equipment, net	12,845	13,610
Long-term investments	32,397	28,433
Other assets	20,902	22,321
Total assets	$101,923	$104,319

Liabilities and Stockholders’ Equity
Current liabilities	$5,837	$5,259
Current liabilities of discontinued operations	139	1,640
Total current liabilities	5,976	6,899

Other liabilities	2,130	2,432
Total stockholders’ equity	93,817	94,988
Total liabilities and stockholders’ equity	$101,923	$104,319

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	September 30,
	2013	2012
	(Unaudited)
Operating Activities:
Net income	$15,167	$10,231
Income from discontinued operations	(588)	(1,176)
Loss on sale of discontinued operations	─	1,074
Depreciation and amortization	2,886	2,929
Stock-based compensation	2,552	2,671
Gains on sales of available-for-sale securities and strategic investments	(1,430)	(228)
Net other operating activities	172	109
Change in operating assets and liabilities:
Accounts receivable	(262)	(685)
Accounts payable and accrued liabilities	238	(2,663)
Income taxes	(1,080)	5,734
Net change in other operating assets and liabilities	126	(370)
Net cash provided by operating activities from continuing operations	17,781	17,626

Investing Activities:
Purchases of property and equipment	(1,919)	(763)
Cash (transferred to) received from discontinued operations	(116)	27,665
Net other investing activities	2,113	2,716
Net cash provided by investing activities from continuing operations	78	29,618

Financing Activities:
Repurchase of common stock	(17,805)	(54,991)
Purchases of common stock to pay employee taxes	(39)	(236)
Net other financing activities	(60)	306
Net cash used in financing activities from continuing operations	(17,904)	(54,921)
Net cash used in continuing operations	(45)	(7,677)

Discontinued operations:
Net cash used in operating activities	(116)	(1,514)
Net cash provided by investing activities	─	29,817
Net cash provided by (used in) financing activities	116	(28,303)
Net cash provided by discontinued operations	─	─

Net change in cash and cash equivalents	(45)	(7,677)
Cash and Cash Equivalents:
Beginning of year	15,540	23,217
End of year	$15,495	$15,540

SurModics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2013		2012		% Change
Revenue		% of Total		% of Total
Medical Device	$10,296	72.0%	$ 9,994	72.2%	3.0%
In Vitro Diagnostics	4,001	28.0	3,849	27.8	3.9
Total revenue	$14,297	100.0%	$ 13,843	100.0%	3.3%

	Year Ended September 30,
	2013		2012		% Change
Revenue		% of Total		% of Total
Medical Device	$41,153	73.3%	$ 37,883	73.0%	8.6%
In Vitro Diagnostics	14,979	26.7	14,045	27.0	6.6
Total revenue	$56,132	100.0%	$ 51,928	100.0%	8.1%

		Three Months Ended		Year Ended
		September 30,		September 30,
		2013	2012	2013	2012
Operating Income (Loss)
Medical Device		$5,316	$5,205	$21,164	$18,431
In Vitro Diagnostics		1,289	1,296	4,222	4,542
Corporate		(1,029)	(1,863)	(6,566)	(6,631)
Total operating income		$5,576	$4,638	$18,820	$16,342

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Three Months Ended September 30, 2013
(In thousands, except per share data)

(Unaudited)

	As Reported			Adjusted
	GAAP(1)	Adjustments		Non-GAAP(2)

Revenue
Royalties and license fees	$7,480			$7,480
Product sales	5,818			5,818
Research and development	999			999
Total revenue	$14,297			$14,297

Operating income from continuing operations	$5,576	$(509)	(3)	$5,067

Income from continuing operations	$3,733	$(323)	(4)	$3,410

Diluted earnings per share from continuing operations(5)	$0.26			$0.24

(1)
Reflects operating results from our continuing operations in accordance with U.S. generally accepted accounting principles (“GAAP”). Our Pharmaceuticals segment results are presented as discontinued operations.

(2)
Adjusted Non-GAAP amounts consider adjustments to reflect a $985 increase to operating expenses as a result of the recovery of legal fees associated with the SRI litigation (this amount represents the recovery of costs incurred in periods prior to the fourth quarter of fiscal 2013) and a $476 decrease to operating expenses associated with fiscal fourth quarter 2013 restructuring charges. The income tax provision has been adjusted for these items utilizing a 36.5% incremental effective tax rate.

(3)	Reflects the pre-tax impact of the operating expense adjustments noted in (2) above.
(4)	Adjusted to reflect the adjustments noted in (2) above utilizing a 36.5% incremental effective tax rate.
(5)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Three Months Ended September 30, 2012
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$7,448			$7,448
Product sales	5,293			5,293
Research and development	1,102			1,102
Total revenue	$13,843			$13,843

Operating income from continuing operations	$4,638	$507	(3)	$5,145

Income from continuing operations	$2,854	$507	(3)	$3,361

Diluted earnings per share from continuing operations(4)	$0.17			$0.20

(1)	Reflects continuing operating results in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)	Adjusted Non-GAAP amounts consider adjustment related to the Company’s Dutch auction tender offer recognized in the period in accordance with GAAP.
(3)
Reflects a $507 adjustment to reduce operating expenses associated with the fiscal fourth quarter 2012 Dutch auction tender offer. The tender offer expenses are non-deductible for tax purposes and did not generate a tax benefit.

(4)	Diluted net income per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2013
(In thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$29,774	$(570)	(3)	$29,204
Product sales	22,506			22,506
Research and development	3,852			3,852
Total revenue	$56,132	$(570)	(3)	$55,562

Operating income from continuing operations	$18,820	$(691)	(4)	$18,129

Income from continuing operations	$14,579	$(1,987)	(5)	$12,592

Diluted earnings per share from continuing operations(6)	$0.99			$0.85

(1)
Reflects operating results from our continuing operations in accordance with U.S. generally accepted accounting principles (“GAAP”). Our Pharmaceuticals segment results are presented as discontinued operations.

(2)
Adjusted Non-GAAP amounts consider adjustments to reduce royalty revenue associated with a one-time $570 catch-up payment received in fiscal 2013, a $597 increase to operating expenses as a result of the recovery of legal fees associated with the SRI litigation (this amount represents the recovery of costs incurred in periods prior to fiscal 2013), a $476 decrease to operating expenses associated with a fiscal fourth quarter 2013 restructuring charges, a reduction in net investment income of $1,136 associated with the sale of Vessix Vascular and OctoPlus shares offset by impairment losses on the Company’s investment in ViaCyte and Nexeon, adjustment to the income tax provision for these items, excluding the net investment gains which did not generate a tax benefit, utilizing a 36.5% incremental effective tax rate as well as adjustment to increase the income tax provision for $412 of discrete income tax benefits recognized for the period as noted in detail in (4) below.

(3)	Reflects the pre-tax impact of the $570 royalty revenue catch-up payment noted in (2) above.
(4)	Reflects the $570 royalty revenue catch-up payment, the $597 recovery of legal fees and $476 restructuring charges noted in (2) above.
(5)
Adjusted to reflect the items noted in (2) above as well as non-recurring discrete income tax benefits of $261 associated with realization of capital loss carrybacks and $151 from the January 2013 signing of the American Taxpayer Relief Act of 2012 which retroactively reinstated federal R&D tax credits for calendar 2012.

(6)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2012
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$27,445			$27,445
Product sales	20,742			20,742
Research and development	3,741			3,741
Total revenue	$51,928			$51,928

Operating income from continuing operations	$16,342	$507	(3)	$16,849

Income from continuing operations	$10,129	$1,311	(4)	$11,440

Diluted earnings per share from continuing operations(5)	$0.58			$0.66

(1)	Reflects continuing operating results in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)	Adjusted Non-GAAP amounts consider adjustments related to Dutch auction tender offer expenses and an impairment loss on investment recognized in the period in accordance with GAAP.
(3)	Reflects a $507 adjustment to reduce operating expenses associated with the fiscal fourth quarter 2012 Dutch auction tender offer.
(4)
Reflects the after tax impact of the adjustments associated with the $507 Dutch auction tender offer expenses and the $804 impairment loss on investment. These transactions are non-deductible for tax purposes and did not generate a tax benefit.

(5)	Diluted net income per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer